Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 ● 510-236-8951(Fax)

SANGAMO BIOSCIENCES REPORTS THIRD QUARTER 2008
FINANCIAL RESULTS

Richmond, California - October 29, 2008 - Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported third quarter 2008 financial results and accomplishments.

For the third quarter ended September 30, 2008, Sangamo reported a consolidated net loss of $6.3 million, or $0.15 per share, compared to a net loss of $4.3 million, or $0.11 per share, for the same period in 2007. As of September 30, 2008, the company had cash, cash equivalents and investments of $59.5 million. Subsequent to the end of the quarter, the company received $8.5 million in scheduled payments from collaborators.

Revenues for the third quarter of 2008 were $3.7 million, compared to $2.3 million for the third quarter of 2007. Third quarter 2008 revenues were primarily comprised of revenue recognition from the company’s collaboration agreements with Dow AgroSciences (DAS) and Sigma-Aldrich, enabling technology agreements in protein production and research grants. The revenue recognized for the third quarter of 2008 consisted of $3.2 million from collaboration agreements and $549,000 from research grants.

Research and development expenses were $7.6 million for the third quarter of 2008, compared to $5.9 million for the same period in 2007. The increase in research and development expenses for the third quarter of 2008 was primarily due to advancing the company’s clinical development programs in diabetic neuropathy and pre-IND programs to develop ZFP Therapeutics for the treatment of HIV/AIDS and glioblastoma, as well as increased research and development personnel costs. Non-cash stock-based compensation included in research and development expenses totaled $580,000 and $364,000 in the third quarter of 2008 and 2007, respectively.

General and administrative expenses were $2.6 million for the third quarter of 2008, compared to $1.7 million for the same period in 2007. The increase in general and administrative expenses was primarily due to increased personnel costs, including non-cash stock-based compensation which totaled $709,000 in the third quarter of 2008 compared to $202,000 in the same period in 2007.

Total operating expenses for the third quarter of 2008 were $10.1 million, compared to $7.6 million for the same period in 2007.

Net interest and other income was $42,000 for the third quarter of 2008, compared to $1.1 million for the same period in 2007. The decrease is due to lower average investment balances and lower interest rates as well as a foreign currency translation loss during the quarter.

Nine Month Results
For the nine months ended September 30, 2008, the consolidated net loss was $21.7 million, or $0.53 per share, compared to a net loss of $14.8 million, or $0.41 per share, for the nine-month period ended September 30, 2007. Revenues were $9.4 million for the first nine months of 2008, compared to $6.3 million in the same period in 2007. Total operating expenses were $32.5 million for the first nine months of 2008 and $23.5 million for the same period of 2007. The increase in operating expenses for 2008 was primarily associated with Sangamo’s clinical development programs in diabetic neuropathy and pre-IND programs to develop ZFP Therapeutics for the treatment of HIV/AIDS and glioblastoma, as well as increased research and development personnel costs and lab supply expenses.

Recent Highlights

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Initiation of a Phase 2 clinical trial (SB-509-801) to evaluate SB-509 in subjects with Amyotrophic Lateral Sclerosis (ALS). ALS is a progressive, degenerative motor-neuron disease for which there are limited treatment options and no cure. The Phase 2 trial is a randomized repeat-dosing, open-label, multi-center study designed to evaluate the effect of intramuscular administration of SB-509 on the progression of the disease in subjects with ALS. In addition to gathering data on safety and tolerability of SB-509, the study will also evaluate stem cell mobilization in subjects with ALS receiving SB-509.

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Presentation of additional data from Phase 1b study of SB-509 (SB-509-401) and interim data from Phase 2 study (SB-509-701) in subjects with diabetic neuropathy (DN). Additional data from the Phase 1b clinical trial (SB-509-401) were presented at the 44th Annual Meeting of the European Association for the Study of Diabetes (EASD), demonstrating a statistically significant (p=0.0016) positive correlation of 2 or more response endpoints in the SB-509 treated group compared with placebo treated subjects at day 180 post-treatment. Response endpoints were defined as greater than a 14% improvement in quantitative sensory testing (QST), greater than 0.8 meters/second (m/sec) improvement in NCV and greater than a 3 point improvement as judged by the Neuropathy Impairment Scale - Lower Limbs (NIS-LL). The trial was conducted in subjects with mild to moderate diabetic neuropathy over a six month period after a single administration of SB-509. Positive interim clinical data were also presented at the International Society for Cellular Therapy (ISCT) Europe Regional Meeting in Antwerp, Belgium from the Phase 2 trial of SB-509 (SB-509-701) conducted in subjects with moderate to severe DN who entered the trial with at least one “blocked nerve”. The data demonstrate recovery of sensory nerve conduction velocity (NCV) in 75% of SB-509 treated subjects compared to 25% of placebo treated subjects. SB-509 is an injectable formulation of plasmid DNA that encodes a ZFP transcription factor (ZFP TFTM), designed to upregulate the vascular endothelial growth factor-A (VEGF-A) gene.

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Official launch of Sigma-Aldrich CompoZrTM platform of zinc finger nuclease (ZFN) reagents for gene-editing. In September, Sangamo’s partner, Sigma-Aldrich Corporation (Nasdaq: SIAL), the exclusive distributor of ZFP products for research applications, launched sales of CompoZr ZFN reagents. The CompoZr ZFN platform of reagents is expected to provide researchers with the ability to target and precisely manipulate the genome of living cells, resulting in cell lines or whole organisms with defined gene deletions, insertions, or corrections. Initially offered as a customized service for developing ZFNs for specific gene targets, the CompoZr ZFN platform will eventually include ZFN-based kits for targeted transgene insertion and a catalog of off-the-shelf reagents for commonly studied gene targets, gene families, and pathways. For more information on Sigma-Aldrich's CompoZr zinc finger nuclease technology platform, visit http://www.compozrzfn.com or contact a sales representative at zfn@sial.com .

Conference Call
Sangamo will host a conference call today, October 29, 2008 at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under “Events and Presentations” http://investor.sangamo.com/events.cfm. The webcast replay will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide forward-looking guidance with respect to the remainder of 2008.

The conference call dial-in numbers are 877-857-6173 for domestic callers and 719-325-4835 for international callers. The passcode for the call is 1077974. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on October 29, 2008 to midnight ET on November 5, 2008. The conference call replay numbers for domestic and international callers are 888-203-1112 and 719-457-0820 respectively. The conference ID number for the replay is 1077974.

About Sangamo
Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP TherapeuticTM development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy and ALS. Other therapeutic development programs are focused on cancer, HIV/AIDS, neuropathic pain, nerve regeneration, Parkinson’s disease and monogenic diseases. Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFTM) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNTM) for gene modification. Sangamo has established strategic partnerships with companies outside of the human therapeutic space including Dow AgroSciences, Sigma-Aldrich Corporation and several companies applying its ZFP technology to enhance the production of protein pharmaceuticals. For more information about Sangamo, visit the company’s web site at www.sangamo.com.

This press release contains forward-looking statements regarding Sangamo’s current expectations. These forward looking statements include, without limitation, references to the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership with collaborators and anticipated amount of cash and cash equivalents. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable ZFP-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Sangamo’s operations and business environments. These risks and uncertainties are described more fully in Sangamo’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Contact
Sangamo BioSciences, Inc.
Elizabeth Wolffe, Ph.D.
510-970-6000, x271
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SELECTED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Consolidated Statement of Operations Data:
Revenues:
Collaboration agreements	$3,196	$1,915	$7,658	$4,526
Research grants	549	410	1,694	1,805
Total revenues	3,745	2,325	9,352	6,331
Operating expenses:
Research and development	7,563	5,916	24,492	17,655
General and administrative	2,564	1,728	8,036	5,840
Total operating expenses	10,127	7,644	32,528	23,495
Loss from operations	(6,382)	(5,319)	(23,176)	(17,164)
Interest income, net	42	1,051	1,448	2,356
Net loss	$(6,340)	$(4,268)	$(21,728)	$(14,808)

Basic and diluted net loss per common share	$(0.15)	$(0.11)	$(0.53)	$(0.41)

Shares used in computing basic and diluted net loss per common share	40,928	38,925	40,759	36,387

CONDENSED BALANCE SHEET DATA
	September 30, 2008	December 31, 2007
Cash, cash equivalents, and investments	$59,458	$81,412
Total assets	70,749	83,900
Total stockholders' equity	56,021	72,122